Exhibit 4.5


                              Amendment Number 1 to

                           CastlePoint Holdings, Ltd.
                     2006 Long Term Equity Compensation Plan

                                February 27, 2006

                               Amendment Number 1
             authorized by the Board of Directors, February 25, 2007
                    authorized by the Members, July 30, 2007


1. Paragraph 4.1 (a) of the CastlePoint Holdings, Ltd. 2006 Long Term Equity Compensation Plan (the "Plan"), as initially adopted by the Board of Directors and Members on February 27, 2006, is amended, as authorized by the Board of Directors on February 25, 2007, and approved by the Members on July 30, 2007, to read as follows.

      4.1  Shares Available for Grants.

          (a) Subject to adjustment as provided in Section 4.3 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 2,735,021.

2.    The Plan is ratified and confirmed in all other respects.